EXHIBIT 10.1

DESCRIPTION OF COMPENSATION OF DIRECTORS

First Data Corporation (the “Company”) directors do not receive compensation. However, all of the directors of the Company are also directors of the Company’s parent company, First Data Holdings Inc. (“Holdings”). On April 14, 2014, the Holdings Board of Directors approved the following compensation for nonemployee directors not associated with Kohlberg Kravis Roberts & Co. Such directors shall receive an annual cash retainer of $75,000 paid in quarterly installments, restricted stock award of shares of common stock of Holdings with a value of $125,000 on the date of election, and a grant of options to acquire 500,000 shares of common stock of Holdings with a strike price equal to the fair market value at the date of grant as determined by the Holdings Board of Directors. The restricted stock awards will vest upon the later of 3 years from the date of grant or the expiration of the lockup period following an initial public offering of shares of Holdings. The option grant date will be the date of election to the Board and the options will vest equally over three years on the anniversary of the grant and have a ten-year term. Such directors also will be eligible to defer the cash retainer under the Director Deferred Compensation Plan.